UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2007, ManTech International Corporation (the “Company”) entered into a Credit Agreement by and among the Company, Bank of America, N.A. (as Administrative Agent and L/C Issuer), Citizens Bank of Pennsylvania (as Syndication Agent), PNC Bank, National Association and Branch Banking and Trust Company (each as a Documentation Agent) and the other lender parties thereto (the “Credit Agreement”). The Credit Agreement provides for a $300 million revolving credit facility, with a $25 million letter of credit sub limit and a $30 million swing line loan sub limit. The Credit Agreement also contains an accordion feature that permits the Company to arrange with the lenders for them to provide up to $100 million in additional commitments.

At closing, the Company did not have any borrowings under the Credit Agreement, although the Company expects to borrow approximately $170 million in connection with the Company’s completion of its acquisition of SRS Technologies, which the Company anticipates will occur on or about May 7, 2007.

Under the Credit Agreement, loans will bear interest at the election of the Company at a base rate or a LIBOR-based rate, in each case plus a margin that varies with the Company’s leverage ratio. The Maturity Date for the Credit Agreement is April 30, 2012.

The terms of the Credit Agreement permit prepayment and termination of the loan commitments at any time, subject to certain conditions. The credit facility requires the Company to comply with specified financial covenants, including the maintenance of a certain leverage ratio and fixed charge coverage ratio. The Credit Agreement also contains various covenants, including affirmative covenants with respect to certain reporting requirements and maintaining certain business activities, and negative covenants that, among other things, may limit our ability to incur liens, incur additional indebtedness, make investments, make acquisitions, and undertake certain additional actions.

A copy of the Credit Agreement is filed as Exhibit 4.1 to this Current Report on Form 8-K, and the preceding description of the material terms of the Credit Agreement is qualified in its entirety by reference to the complete document filed as an exhibit to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

On April 30, 2007, in connection with the entry of the Company into the Credit Agreement, the Company repaid and terminated the commitments under the Amended and Restated Credit and Security, dated February 25, 2004, by and among the Company, Citizens Bank of Pennsylvania, Key Bank National Association, Branch Banking and Trust, Chevy Chase FSB and Riggs Bank.

Item 2.02 Results of Operations and Financial Condition; and

Item 7.01 Regulation FD Disclosure

On May 1, 2007, ManTech International Corporation announced its financial results for the fiscal quarter ended March 31, 2007, and provided earnings guidance for the second quarter of fiscal 2007 and full fiscal year 2007. A copy of the May 1, 2007 release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
4.1	Credit Agreement by and among the Company, Bank of America, N.A. (as Administrative Agent and L/C Issuer), Citizens Bank of Pennsylvania (as Syndication Agent), PNC Bank, National Association and Branch Banking and Trust Company (each as a Documentation Agent) and the other lender parties thereto, dated April 30, 2007.

99.1	ManTech International Corporation Press Release, dated May 1, 2007, announcing financial results for the fiscal quarter ended March 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mantech International Corporation

Date: May 1, 2007	By:	/s/ Kevin M. Phillips
Kevin M. Phillips
Chief Financial Officer